UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934

                              (Amendment No....)*

                          FPIC Insurance Group, Inc.
------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   302563101
                 --------------------------------------------
                                (CUSIP Number)

                                 March 5, 2002
------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)



-----------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 3 pages

-----------------------
  CUSIP NO. 302563101
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Northaven Management, Inc.                                13-3811355
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]
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 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
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                     5.   SOLE VOTING POWER

     NUMBER OF                489,000

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                              0
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING                 489,000

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                              0
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          489,000
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [ ]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.24%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

           CO
------------------------------------------------------------------------------


                               Page 2 of 3 pages

Item 1(a).     Name of Issuer:
               FPIC Insurance Group, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:
               225 Water Street, Suite 1400
               Jacksonville, FL 32202

Item 2(a).     Name of Person Filing:
               Northaven Management, Inc.

Item 2(b).     Address of Principal Business Office or, if none,
               Residence:
               200 Park Avenue
               39th Floor
               New York, NY 10166

Item 2(c).     Citizenship:
               New York corporation

Item 2(d).     Title of Class of Securities:
               Common Stock

Item 2(e).     CUSIP Number:
               302563101

Item 3.        Not applicable.  This Schedule 13G is filed pursuant to
               Rule 13d-1(c).

Item 4.        Ownership.

               See lines 5, 6, 7, 8, 9 and 11 on page 2 of this
               Schedule 13G.

Items 5 thru 9.

               Not applicable

Item 10.       Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 13, 2002



NORTHAVEN MANAGEMENT, INC.

  by /s/ Paul Burke
     -------------------------
     Name:  Paul Burke
     Title: Vice President


                               Page 3 of 3 pages